Exhibit 99.1

Hawkins, Inc. Reports
Second Quarter Fiscal 2025 Results

Roseville, Minn., October 30, 2024 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the six months ended September 29, 2024, its second quarter of fiscal 2025.

Second Quarter Fiscal Year 2025 Highlights:

•Record second quarter results for revenue, gross profit, operating income, net income, diluted earnings per share (“EPS”) and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Overall revenue growth of 4%, once again driven by the Water Treatment segment growth of 23% over the same period of the prior year.
•Gross profit increase of 12% over the same period of the prior year, with Water Treatment segment gross profit growth of 22%.
•Second quarter operating income of $33.7 million, our 26th consecutive quarter of year-over-year operating income increase.
•Diluted EPS of $1.16, an increase of $0.06, or 5%, compared to the same period of the prior year.
•Adjusted EBITDA, a non-GAAP measure, of $46.3 million, a 12% increase over the same period of the prior year. Trailing 12-month adjusted EBITDA exceeded $157 million.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“Our record performance in the second quarter was once again driven by our Water Treatment business, as we continued to gain efficiencies within our recent acquisitions and made progress towards future acquisition targets. Within the quarter we saw strong revenue growth of 23% in our Water Treatment business driven by our recent acquisitions, with organic volume flat due to unfavorable weather conditions in several regions. Revenue in our Industrial segment declined year over year due primarily to reduced selling prices driven by lower commodity costs, with volumes up slightly. Health and Nutrition revenues declined due to lower sales of our manufactured products and overall softness in the market. Overall, we saw 4% revenue growth with gross profit increasing 12%, overcoming the $3.2 million LIFO benefit we saw in the second quarter of fiscal 2024.”

Mr. Hawkins, continued, “Our balance sheet continues to be strong, as we paid down $30 million of debt within the quarter, resulting in our leverage ratio being 0.65x trailing 12-month proforma adjusted EBITDA at the end of the quarter. Looking to the third quarter, we expect continued growth within our Water Treatment segment and for our Health and Nutrition segment to resume growth. We expect to see our Industrial segment continue to perform similar to the first half of fiscal 2025.”

Second Quarter Financial Highlights:

NET INCOME
For the second quarter of fiscal 2025, the Company reported net income of $24.1 million, or $1.16 per diluted share, compared to net income for the second quarter of fiscal 2024 of $23.2 million, or $1.10 per diluted share.
REVENUE
Sales were $247.0 million for the second quarter of fiscal 2025, an increase of $10.5 million, or 4%, from sales of $236.5 million in the same period a year ago. Increased sales in our Water Treatment segment more than offset sales softness in our Industrial and Health and Nutrition segments. Water Treatment segment sales increased $23.6 million, or 23%, to $124.5 million for the current quarter, from $100.9 million in the same period a year ago. Water Treatment sales increased as a result of added sales from our acquired businesses. Industrial segment sales decreased $8.6 million, or 9%, to $89.9 million for the current quarter, from $98.5 million in the same period a year ago. Although overall volumes increased slightly year over year, sales decreased as a result of lower selling prices on certain products, driven by lower raw material costs and competitive pricing actions. Health and Nutrition segment sales decreased $4.5 million, or 12%, to $32.6 million for the current quarter, from $37.1 million in the same period a year ago. Health and Nutrition sales decreased due to lower sales of our manufactured products driven by reduced volumes and selling prices due to decreased demand for certain of our products.

GROSS PROFIT
Gross profit increased $6.3 million, or 12%, to $60.2 million, or 24% of sales, for the current quarter, from $53.9 million, or 23% of sales, in the same period a year ago. During the current quarter, the LIFO reserve was unchanged, having no impact on gross profit. In the same quarter a year ago, the LIFO reserve decreased, and gross profit increased, by $3.2 million. Gross profit for the Water Treatment segment increased $6.3 million, or 22%, to $35.6 million, or 29% of sales, for the current quarter, from $29.3 million, or 29% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of increased sales from our acquired businesses. Gross profit for the Industrial segment increased $0.5 million, or 3%, to $18.3 million, or 20% of sales, for the current quarter, from $17.8 million, or 18% of sales, in the same period a year ago. Industrial segment gross profit increased as a result of increased volumes of certain products and product mix changes. Gross profit for our Health and Nutrition segment decreased $0.3 million, or 4%, to $6.4 million, or 20% of sales, for the current quarter, from $6.7 million, or 18% of sales, in the same period a year ago. Health and Nutrition segment gross profit decreased as a result of the decrease in sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $5.6 million, or 27%, to $26.5 million, or 11% of sales, for the current quarter, from $20.9 million, or 9% of sales, in the same period a year ago. Expenses increased primarily due to $3.8 million in added costs from the acquired businesses in our Water Treatment segment, including amortization of intangibles of $1.5 million. In addition, a year-over-year increase of $1.0 million in compensation expense related to our non-qualified deferred compensation plan increased SG&A expenses, with the offset in other income.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended September 29, 2024 was $46.3 million, an increase of $4.8 million, or 12%, from $41.5 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 27% for both the current quarter and for the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
At the end of the second quarter, our working capital was $18 million higher than the end of fiscal 2024 due primarily to increased inventory and lower liabilities due to the payment of certain year-end accruals in the first quarter. During the quarter, we paid down $30 million on our line of credit. Year-to-date net borrowings of $5.0 million and $59.2 million of operating cash flow was used to fund $25.4 million of acquisition spending for the acquisitions of Intercoastal Trading, Inc. and Wofford Water Service, Inc., capital spending of $21.3 million, stock repurchases of $9.1 million and dividend payments of $7.1 million. Our total debt outstanding at the end of the second quarter was $104.0 million and our leverage ratio was 0.65x our trailing 12-month proforma adjusted EBITDA, as compared to 0.66x of trailing twelve-month adjusted EBITDA at the end of fiscal 2024.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 61 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $919 million of revenue in fiscal 2024 and has approximately 1,000 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended		Trailing 12-months ended
(In thousands)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023	September 29, 2024
Net Income (GAAP)	$24,118	$23,216	$52,997	$46,646	$81,714
Interest expense, net	1,427	717	2,690	1,865	5,107
Income tax expense	8,873	8,769	18,681	17,015	27,447
Amortization of intangibles	3,196	1,724	5,998	3,394	11,143
Depreciation expense	6,731	5,675	13,258	11,112	25,410
Non-cash compensation expense	1,832	1,260	3,299	2,219	5,960
Non-recurring acquisition expenses	94	122	282	122	1,077
Adjusted EBITDA	$46,271	$41,483	$97,205	$82,373	$157,858

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 29, 2024	October 01, 2023	September 29, 2024	October 01, 2023
Sales	$247,029	$236,526	$502,908	$487,646
Cost of sales	(186,807)	(182,640)	(378,031)	(381,769)
Gross profit	60,222	53,886	124,877	105,877
Selling, general and administrative expenses	(26,477)	(20,895)	(51,341)	(40,399)
Operating income	33,745	32,991	73,536	65,478
Interest expense, net	(1,427)	(717)	(2,690)	(1,865)
Other income (expense)	673	(289)	832	48
Income before income taxes	32,991	31,985	71,678	63,661
Income tax expense	(8,873)	(8,769)	(18,681)	(17,015)
Net income	$24,118	$23,216	$52,997	$46,646

Weighted average number of shares outstanding - basic	20,757,397	20,903,690	20,786,938	20,905,707
Weighted average number of shares outstanding - diluted	20,860,418	21,026,428	20,898,641	21,034,153
Basic earnings per share	$1.16	$1.11	$2.55	$2.23
Diluted earnings per share	$1.16	$1.10	$2.54	$2.22
Cash dividends declared per common share	$0.18	$0.16	$0.34	$0.31

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	September 29, 2024	March 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,526	$7,153
Trade accounts receivables, net	115,221	114,477
Inventories	81,565	74,600
Prepaid expenses and other current assets	5,563	6,596
Total current assets	209,875	202,826
PROPERTY, PLANT, AND EQUIPMENT:	402,104	386,648
Less accumulated depreciation	184,642	177,774
Net property, plant, and equipment	217,462	208,874
OTHER ASSETS:
Right-of-use assets	12,047	11,713
Goodwill	111,566	103,399
Intangible assets, net of accumulated amortization	123,886	116,626
Deferred compensation plan asset	11,698	9,584
Other	3,163	4,912
Total other assets	262,360	246,234
Total assets	$689,697	$657,934
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$50,956	$56,387
Accrued payroll and employee benefits	12,701	19,532
Income tax payable	2,284	1,943
Current portion of long-term debt	9,913	9,913
Environmental remediation	7,700	7,700
Other current liabilities	8,787	7,832
Total current liabilities	92,341	103,307
LONG-TERM DEBT, LESS CURRENT PORTION	93,862	88,818
LONG-TERM LEASE LIABILITY	9,687	9,530
PENSION WITHDRAWAL LIABILITY	3,348	3,538
DEFERRED INCOME TAXES	21,875	22,406
DEFERRED COMPENSATION LIABILITY	13,057	11,764
EARNOUT LIABILITY	11,919	11,235
OTHER LONG-TERM LIABILITIES	236	1,310
Total liabilities	246,325	251,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,766,764 and 20,790,261 shares issued and outstanding as of September 29, 2024 and March 31, 2024, respectively	208	208
Additional paid-in capital	31,060	38,154
Retained earnings	410,425	364,549
Accumulated other comprehensive income	1,679	3,115
Total shareholders’ equity	443,372	406,026
Total liabilities and shareholders’ equity	$689,697	$657,934

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended
	September 29, 2024	October 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,997	$46,646
Reconciliation to cash flows:
Depreciation and amortization	19,256	14,506
Change in fair value of earnout liability	684	—
Operating leases	1,607	1,115
Gain on deferred compensation assets	(833)	(48)
Stock compensation expense	3,299	2,219
Other	(32)	(34)
Changes in operating accounts providing (using) cash:
Trade receivables	616	4,909
Inventories	(6,403)	20,752
Accounts payable	(4,218)	6,421
Accrued liabilities	(7,285)	(7,149)
Lease liabilities	(1,624)	(1,127)
Income taxes	341	990
Other	811	3,430
Net cash provided by operating activities	59,216	92,630
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(21,286)	(16,922)
Acquisitions	(25,400)	(3,355)
Other	357	335
Net cash used in investing activities	(46,329)	(19,942)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(7,121)	(6,535)
New shares issued	1,297	1,147
Payroll taxes paid in exchange for shares withheld	(2,541)	(2,140)
Shares repurchased	(9,149)	(9,752)
Payments on revolving loan	(40,000)	(52,000)
Proceeds from revolving loan borrowings	45,000	—
Net cash used in financing activities	(12,514)	(69,280)
NET INCREASE IN CASH AND CASH EQUIVALENTS	373	3,408
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,153	7,566
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,526	$10,974

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$18,340	$16,025
Cash paid for interest	$2,923	$2,002
Noncash investing activities - capital expenditures in accounts payable	$1,094	$2,970

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Industrial	Health and Nutrition	Total
Three months ended September 29, 2024:
Sales	$124,528	$89,936	$32,565	$247,029
Gross profit	35,590	18,268	6,364	60,222
Selling, general, and administrative expenses	15,512	6,952	4,013	26,477
Operating income	20,078	11,316	2,351	33,745
Three months ended October 1, 2023:
Sales	$100,925	$98,535	$37,066	$236,526
Gross profit	29,308	17,844	6,734	53,886
Selling, general, and administrative expenses	10,145	6,806	3,944	20,895
Operating income	19,163	11,038	2,790	32,991
Six months ended September 29, 2024:
Sales	$241,704	$193,138	$68,066	$502,908
Gross profit	70,545	40,144	14,188	124,877
Selling, general and administrative expenses	29,678	13,591	8,072	51,341
Operating income	40,867	26,553	6,116	73,536
Six months ended October 1, 2023:
Sales	$194,576	$219,408	$73,662	$487,646
Gross profit	55,716	37,150	13,011	105,877
Selling, general and administrative expenses	19,271	13,381	7,747	40,399
Operating income	36,445	23,769	5,264	65,478

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com